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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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       Date of Report (Date of earliest event reported): December 4, 2003


                                 HYBRIDON, INC.
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             (Exact name of Registrant as Specified in its Charter)


          Delaware                      0-027352                 04-3072298
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(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
     of Incorporation)                                       Identification No.)


345 Vassar Street, Cambridge, Massachusetts                           02139
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(Address of Principal Executive Offices)                            Zip Code)


Registrant's telephone number, including area code: (617) 679-5500


                                 Not Applicable
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          (Former Name or Former Address if Changed Since Last Report)




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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

On December 4, 2003, Hybridon, Inc. announced the results of a special meeting of stockholders held earlier that day at which a majority of stockholders approved amendments to Hybridon's Restated Certificate of Incorporation. At the meeting, holders of approximately 98% of the Company's Series A Preferred Stock and holders of over 68% of the Common Stock outstanding voted their shares in favor of the amendments.

Hybridon also announced that its Common Stock would begin trading on the American Stock Exchange beginning at 9:30 a.m. ET on December 5, 2003 under the trading symbol "HBY".

The approved amendments reduce the per share liquidation preference of the Company's Series A Preferred Stock from $100 to $1, reduce the annual dividend rate on the Company's Series A Preferred Stock from 6.5% to 1% and provide that during the period from December 4, 2003 to February 2, 2004, holders of Series A Preferred Stock will be able to convert their shares of Series A Preferred Stock into a number of shares of Common Stock that is 25% greater than the number of shares that would otherwise have been issuable upon conversion of the Series A Preferred Stock. In addition, holders of Series A Preferred Stock have agreed to convert at least 46.3% of the Series A Preferred Stock outstanding into Common Stock at the improved conversion rate.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 5, 2003                     HYBRIDON, INC.


                                           /s/ Robert G. Andersen
                                           -------------------------------------
                                           Robert G. Andersen
                                           Chief Financial Officer and
                                           Vice President of Operations